UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2014

NEPHROGENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36303	20-1295171
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

79 T.W. Alexander Drive 4401 Research Common Building Suite 290 P.O. Box 14188 Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 986-1780

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 20, 2014, NephroGenex, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with East West Bank (“East West”), pursuant to which East West agreed to extend a term loan (the “Initial Term Loan”) to the Company with an aggregate principal amount of $7.0 million and, subject to the terms and conditions set forth in the Loan Agreement, a second term loan (the “Second Term Loan”) with an aggregate principal amount of $5.0 million (the “Loan Facility”). Each term loan shall accrue interest at a per annum rate of two and one quarter percent (2.25%) above the prime rate.  As security for its obligations under the Loan Agreement, the Company granted East West a lien in substantially all of its assets, including owned and licensed intellectual property.

On November 20, 2014, East West funded the Initial Term Loan, which matures on October 1, 2018 (the “Scheduled Maturity Date”). Interest only payments are due during the first twelve months of the Initial Term Loan (the “Interest Only Term”) and beginning on November 1, 2015, the Company is required to make thirty-six (36) equal monthly payments of principal and interest. The Interest Only Term may be extended under the Loan Agreement if certain conditions are met.

At the Company’s option, the Company may borrow the Second Term Loan on or before May 29, 2015, if the Company has met certain milestones for enrollment and recruitment of Phase 3 Pyridorin trial patients and positive TQT cardiac safety study results.  The Company may prepay each term loan in full, but not in part, with no prepayment penalty.

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, covenants that limit or restrict the Company’s ability to incur indebtedness, grant liens, merge or consolidate, dispose of assets, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, or repurchase stock, in each case subject to customary exceptions for a loan facility of this size and type.  In addition, the Loan Agreement contains customary events of default that entitle the Lenders to cause any or all of the Company’s indebtedness under the Loan Agreement to become immediately due and payable. The events of default include, among others, non-payment, inaccuracy of representations and warranties, covenant defaults, the occurrence of a material adverse effect (as defined in the Loan Agreement), cross-default to material agreements, cross-default to material indebtedness, bankruptcy and insolvency, material judgment defaults, discontinuation of the Phase 3 Pyridorin trial and defaults related to certain actions taken against the Company by the Food and Drug Administration or other equivalent governmental authority.

The proceeds of the Initial Term Loan, after payment of the East West’s fees and expenses, will be used for general corporate purposes.

Pursuant to the terms of the Loan Agreement, the Company is required to issue to East West warrants to purchase up to 56,603 shares of the Company’s common stock at an exercise price equal to $4.24 per share (the “Warrants”). The Warrants are immediately exercisable and expire on November 20, 2021.

The foregoing description of the Loan Facility is only a summary of its material terms and does not purport to be complete. A copy of the Loan Agreement, the Intellectual Property Security Agreement and the Warrants are attached hereto as Exhibits 10.1 through 10.3, respectively, and are incorporated herein by reference.

On November 20, 2014, the Company issued a press release announcing the Loan Facility (the “Loan Facility Press Release”), which is attached as Exhibit 99.1 hereto.  The Loan Facility Press Release is incorporated by reference into and being filed pursuant to this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of the Warrants is incorporated by reference into this Item 3.02.

The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants were offered and sold to East West, which represented that it is an accredited investor, in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 9.01        Financial Statements and Exhibits

(d)                                 Exhibits.

10.1                        Loan and Security Agreement, dated November 20, 2014, by and between the Company and East West Bank.

10.2                        Intellectual Property Security Agreement, dated November 20, 2014, by and between the Company and East West Bank.

10.3                        Warrants, dated November 20, 2014, issued by the Company in favor of East West Bank.

99.1                       Press Release announcing Loan Facility, dated November 20, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEPHROGENEX, INC.

Date: November 20, 2014	/s/ John P. Hamill
John P. Hamill Chief Financial Officer